CERTIFICATE OF ELIMINATION

OF

SERIES A PARTICIPATING PREFERRED STOCK

OF

SUN MICROSYSTEMS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, Michael A. Dillon, does hereby certify that:

1. The undersigned is the duly elected and acting Executive Vice President, General Counsel and Secretary of Sun Microsystems, Inc., a Delaware corporation (the "Company").

2. Pursuant to authority conferred by the Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), upon the Board of Directors of the Company (the "Board"), the Board adopted the following resolutions on May 24, 2006:

RESOLVED, that none of the authorized shares of the Company's Series A Participating Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") are outstanding, and none of the authorized shares of the Series A Preferred Stock will be issued pursuant to that certain Amended and Restated Certificate of Designation of the Series A Preferred Stock filed with the Secretary of State of the State of Delaware (the "Filing Office") on December 20, 2000 (the "Certificate of Designation");

RESOLVED, that the Company is hereby authorized and directed to file with the Filing Office a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock; and

RESOLVED, that the Company's Chief Executive Officer, the President, the Chief Financial Officer, and the Executive Vice President, General Counsel, and each of them, is authorized to execute and deliver a certificate of elimination relating to the Series A Preferred Stock.

3. I futher declare under penalty of perjury that the matters set forth in this Certificate are true and correct of my knowledge.

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This Certificate was executed this May 31, 2006.

SUN MICROSYSTEMS, INC.

By: /s/ Michael A. Dillon

Michael A. Dillion

Executive Vice President, General

Counsel and Secretary